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                                           Exhibit (99)


Media Contacts:
Gerard Meuchner          Anthony Sanzio
585-724-4513             585-781-5481
gerard.meuchner@kodak.com     anthony.sanzio@kodak.com

Kodak Prices $500 Million of 3.375% Convertible Senior Notes

ROCHESTER, N.Y., Oct. 8 - Eastman Kodak Company announced that it has priced $500 million of 3.375% convertible senior notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.
  These notes, which pay interest each April and October, have a term of 30 years, with a right by the company to call them on or after seven years, and a right by holders to put their notes at various times on or after seven years.
  The notes are convertible into Kodak common stock at a price of $31.02, equal to a conversion premium of approximately 47% based on the closing price of $21.10 on Oct. 7.
  The terms of the offering include an option exercisable by the initial purchasers to purchase up to an additional $75 million in aggregate principal amount of the notes. These notes will be senior unsecured obligations of the company.
  The proceeds from this offering will be used to repay a portion of Kodak's commercial paper borrowings and to partially fund Kodak's previously announced acquisition of PracticeWorks, Inc.
  This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering was made only to qualified institutional buyers. The convertible senior notes have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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Editor's Note:  For additional information about Kodak, visit our web site on the Internet at www.kodak.com

2003